Lithia Announces Acquisition of Ford Store

MEDFORD, OR -- (Marketwired - August 05, 2015) - Lithia Motors, Inc. (NYSE: LAD) has acquired Bitterroot Ford in Missoula, Montana. The store will be renamed Lithia Ford of Missoula and will add $50 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "This addition marks our first Ford store in the state and complements our existing Missoula CJD and Toyota locations. We are pleased to expand in a market where we have an established presence and a solid track record of success. We welcome our newest team members and look forward to continuing to serve the community of Missoula for all their automotive needs."

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 130 stores in 14 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748